As filed with the Securities and Exchange Commission on September 6, 2016

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Johnson Controls International plc

(Exact name of registrant as specified in its charter)

Ireland	98-0390500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Albert Quay

Cork, Ireland

353-21-423-5000

(Address of Principal Executive Offices)

Johnson Controls, Inc. Savings and Investment (401k) Plan

Johnson Controls Building Efficiency Savings Plan/Account Level Employees

Johnson Controls Federal Systems, Inc. Retirement Savings Plan

Adient US LLC Savings and Investment (401k) Plan

Adient Production Employees Savings and Investment (401k) Plan (formerly known as the Johnson Controls Automotive Experience Production Employees Savings and 401(K) Investment Plan)

Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan

Bridgewater, LLC Savings and Investment (401k) Plan

(Full title of the plan)

Judith A. Reinsdorf

Executive Vice President and General Counsel

(Name and address of agent for service)

5757 N. Green Bay Avenue

Milwaukee, Wisconsin 53209

(414) 524-1200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, par value $0.01	20,000,000 Shares	$44.065	$881,300,000	$88,746.91

(1)         Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)         This registration statement relates to ordinary shares, par value $0.01 (“Ordinary Shares”), of Johnson Controls International plc (formerly known as Tyco International plc, and also referred to as the “Company” or the “Registrant”) that may be issued under the Johnson Controls, Inc. Savings and Investment (401k) Plan, the Johnson Controls Building Efficiency Savings Plan/Account Level Employees, the Johnson Controls Federal Systems, Inc. Retirement Savings Plan, the Adient US LLC Savings and Investment (401k) Plan, the Adient Production Employees Savings and Investment (401k) Plan (formerly known as the Johnson Controls Automotive Experience Production Employees Savings and Investment 401(K) Plan), the Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan and the Bridgewater, LLC Savings and Investment (401k) Plan (each a “Plan” and together the “Plans”).

(3)         Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the average of the high and low prices for Tyco International plc Ordinary Shares on the New York Stock Exchange on August 29, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company and Johnson Controls, Inc. (“JCI”) are hereby incorporated herein by reference:

1.              The Johnson Controls, Inc. Savings and Investment (401k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed by JCI with the Commission on June 23, 2016, which includes certified financial statements for such Plan as of and for the year ended December 31, 2015;

2.              The Johnson Controls Building Efficiency Savings Plan/Account Level Employees’ Annual Report on Form 11-K for the year ended December 31, 2015, filed by JCI with the Commission on June 23, 2016, which includes certified financial statements for such Plan as of and for the year ended December 31, 2015;

3.              The Johnson Controls Federal Systems, Inc. Retirement Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed by JCI with the Commission on June 23, 2016, which includes certified financial statements for such Plan as of and for the year ended December 31, 2015;

4.              The Adient Production Employees Savings and Investment (401k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed by JCI with the Commission on June 23, 2016, which includes certified financial statements for such Plan as of and for the year ended December 31, 2015;

5.              The Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed by JCI with the Commission on June 23, 2016, which includes certified financial statements for such Plan as of and for the year ended December 31, 2015;

6.              The Bridgewater, LLC Savings and Investment (401k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed by JCI with the Commission on June 23, 2016, which includes certified financial statements for such Plan as of and for the year ended December 31, 2015;

7.              The Company’s Annual Report on Form 10-K for the year ended September 25, 2015 filed with the Commission on November 13, 2015, portions of which (including the following items from Part II of the Annual Report: Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data and Item 9A. Controls and Procedures) were recast in the Company’s Current Report on Form 8-K filed with the Commission on March 11, 2016;

8.              The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 25, 2015, March 25, 2016 and June 24, 2016;

9.              The Company’s Proxy Statement on Schedule 14A filed with the Commission on January 15, 2016;

10.       The Company’s Current Reports on Form 8-K dated October 13, 2015, December 4, 2015, December 22, 2015, January 19, 2016, January 25, 2016, January 27, 2016, March 11, 2016 (two filings), March 16, 2016, April 21, 2016, April 29, 2016, May 12, 2016, May 31, 2016, June 3, 2016 (other than information furnished pursuant to Item 2.02 or Item 7.01), August 8, 2016, August 18, 2016 and September 2, 2016;

11.       JCI’s Annual Report on Form 10-K for the year ended September 30, 2015 filed with the Commission on November 18, 2015, portions of which (including Part I, Item 1. Business, and the following items from Part II of the Annual Report: Item 6. Selected Financial Data, Item 7. Management’s Discussion and Analysis and Item 8. Financial Statements and Supplementary Data) were recast in JCI’s Current Report on Form 8-K filed with the Commission on March 3, 2016;

12.       JCI’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2015, March 31, 2016 and June 30, 2016;

13.       JCI’s Proxy Statement on Schedule 14A filed with the Commission on December 14, 2015;

14.       JCI’s Current Reports on Form 8-K dated November 20, 2015, December 1, 2015, January 25, 2016, January 27, 2016, January 28, 2016 (two filings), January 29, 2016, February 17, 2016, March 3, 2016, March 16, 2016 and April 21, 2016 (two filings) (other than information furnished pursuant to Item 2.02 or Item 7.01), July 29, 2016, August 2, 2016, August 8, 2016, August 9, 2016, August 17, 2016, August 19, 2016 August 31, 2016 and September 2, 2016; and

15.       The Company’s Current Report on Form 8-K12B filed with the Commission on November 17, 2014, which includes a description of the Company’s ordinary shares, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions of documents containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

None.

Item 6.        Indemnification of Directors and Officers.

The articles of association of the Registrant provide that it shall indemnify, to the fullest extent permitted by Irish company law, every member of the board of directors and the company secretary against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation thereto including liability incurred by them in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as an officer or employee of the Registrant and in which judgment is given in their favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part) or in which they are acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to them by a court.

In respect of any current or former executive officer of the Registrant (excluding any present or former member of the board of directors or any company secretary), or any person who is serving or has served at the request of the Registrant as a director or executive officer of another company, joint venture, trust or other enterprise, including any subsidiary of the Registrant (each individually, a “Covered Person”), the Registrant’s articles of association provide that it shall (1) indemnify them, to the fullest extent permitted by Irish company law, against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which they were or are threatened to be made a party, or are otherwise involved (a “proceeding”), by reason of the fact that they were or are a Covered Person; provided, however, that any Covered Person shall not be indemnified by the Registrant against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Registrant, or (b) such Covered Party’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of the Registrant and (2) indemnify each Covered Person in the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Registrant against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Registrant, or for conscious, intentional or willful breach of their obligation to act honestly and in good faith with a view to the best interests of the Registrant, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

In addition, the Registrant has entered into a Deed of Indemnification (the “Ireland Indemnification Agreement”) with each of its directors, secretary and executive officers (the “Indemnified Persons”). In addition, Tyco Fire & Security (US) Management, Inc., a Nevada corporation that is a subsidiary of the Registrant (“Management”) has entered an Indemnification Agreement with each of the Indemnified Persons (the “Management Indemnification Agreement,” and, together with the Ireland Indemnification Agreement, the “Indemnification Agreements”).

The Ireland Indemnification Agreement provides that if an Indemnified Person was, is or becomes a party to, or witness or other participant in, or is threatened to be made a party to, witness or other participant in, a proceeding by reason of being a director, secretary, officer or employee of the Registrant or while a director, secretary or officer of the Registrant is or was serving at the request of the Registrant or an affiliate of the Registrant as a director, officer, secretary, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, body corporate, company, joint venture, employee benefit plan, trust or other enterprise, then the Registrant will indemnify the Indemnified Person against all expenses, liability or loss to the fullest extent permitted by law. The Management Indemnification Agreement provides that if an Indemnified Person was, is or becomes a party to, or witness or other participant in, or is threatened to be made a party to, witness or other participant in,  a proceeding by reason of being a director, secretary, officer or employee of the Registrant or while a director or secretary of the Registrant is or was serving at the request of Management as a director, officer, secretary, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, body corporate, company, joint venture, employee benefit plan, trust or other enterprise, then Management will indemnify the Indemnified Person against all expenses, liability or loss to the fullest extent permitted by law. An Indemnified Person will not be entitled to indemnification in connection with a proceeding initiated by an Indemnified Person against the Registrant or any of its affiliates or any director, officer or employee of the Registrant or any of its affiliates except in certain circumstances set forth in the Indemnification Agreements. Under the Management Indemnification Agreement, the Indemnified Person will be entitled to advancement of reimbursement by Management of expenses upon receipt by Management of an undertaking by the Indemnified Person to repay all amounts paid or reimbursed by Management if it is ultimately determined that such criteria for indemnification have not been satisfied. The Indemnification Agreements also provide for the Registrant to consider whether to make the advancement of reimbursement to the Indemnified Person in respect of the relevant liability. No indemnification will be paid pursuant to the Indemnification Agreements (1) on account of any proceeding in which final and nonappealable judgment is rendered against an Indemnified Person for an accounting of profits from the purchase or sale of securities of the Registrant pursuant to Section 16(b) of the Exchange Act, (2) if a court finally determines that the indemnification is not permitted under applicable law, (3) on account of any proceeding pursuant to which the Indemnified Person has been convicted of a crime constituting a felony or (4) on account of any proceedings brought by the Registrant or any of its subsidiaries against the Indemnified Person.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

The Registrant will submit or has submitted the Plans and, if applicable, any amendment to the Plans, to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended.

Item 9.        Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on or before September 6, 2016.

By:	/s/ Judith A. Reinsdorf
Judith A. Reinsdorf
Executive Vice President & General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on or before September 6, 2016, by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Judith A. Reinsdorf and Kevin Coen, and each of them individually, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Alex A. Molinaroli
Alex A. Molinaroli	Chairman, Director, and Chief Executive Officer
(Principal Executive Officer)

/s/ Brian Stief
Brian Stief	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Suzanne M. Vincent
Suzanne M. Vincent	Vice President and Corporate Controller
(Principal Accounting Officer)

/s/ George R. Oliver
George R. Oliver	Director

/s/ David P. Abney
David P. Abney	Director

/s/ Natalie A. Black
Natalie A. Black	Director

/s/ Michael E. Daniels
Michael E. Daniels	Director

/s/ Brian Duperreault
Brian Duperreault	Director

/s/ Jeffrey A. Joerres
Jeffrey A. Joerres	Director

/s/ Juan Pablo del Valle Perochena
Juan Pablo del Valle Perochena	Director

/s/ Jurgen Tinggren
Jurgen Tinggren	Director

/s/ Mark P. Vergnano
Mark P. Vergnano	Director

/s/ R. David Yost
R. David Yost	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the Johnson Controls Employee Benefits Policy Committee, which administers the Johnson Controls Savings & Investment (401k) Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and the State of Wisconsin, on this 6th day of September, 2016.

JOHNSON CONTROLS SAVINGS & INVESTMENT (401k) PLAN

By:	/s/Simon Davis
Simon Davis

By:	/s/Brian J. Stief
Brian J. Stief

By:	/s/Judith A. Reinsdorf
Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Johnson Controls Savings & Investment (401k) Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Johnson Controls Employee Benefits Policy Committee, which administers the Johnson Controls Building Efficiency Savings Plan/Account Level Employees, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and the State of Wisconsin, on this 6th day of September, 2016.

JOHNSON CONTROLS BUILDING EFFICIENCY SAVINGS PLAN/ACCOUNT LEVEL EMPLOYEES

By:	/s/Simon Davis
Simon Davis

By:	/s/Brian J. Stief
Brian J. Stief

By:	/s/Judith A. Reinsdorf
Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Johnson Controls Building Efficiency Savings Plan/Account Level Employees

Pursuant to the requirements of the Securities Act of 1933, as amended, the Johnson Controls Employee Benefits Policy Committee, which administers the Johnson Controls Federal Systems, Inc. Retirement Savings Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and the State of Wisconsin, on this 6th day of September, 2016.

JOHNSON CONTROLS FEDERAL SYSTEMS, INC. RETIREMENT SAVINGS PLAN

By:	/s/Simon Davis
Simon Davis

By:	/s/Brian J. Stief
Brian J. Stief

By:	/s/Judith A. Reinsdorf
Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Johnson Controls Federal Systems, Inc. Retirement Savings Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Johnson Controls Employee Benefits Policy Committee, which administers the Adient US LLC Savings and Investment (401k) Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and the State of Wisconsin, on this 6th day of September, 2016.

ADIENT US LLC SAVINGS AND INVESTMENT (401K) PLAN

By:	/s/Simon Davis
Simon Davis

By:	/s/Brian J. Stief
Brian J. Stief

By:	/s/Judith A. Reinsdorf
Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Adient US LLC Savings and Investment (401k) Plan.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Johnson Controls Employee Benefits Policy Committee, which administers the Adient Production Employees Savings and Investment (401k) Plan (formerly known as the Johnson Controls Automotive Experience Production Employees Savings and Investment 401(K) Plan),  has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and the State of Wisconsin, on this 6th day of September, 2016.

ADIENT PRODUCTION EMPLOYEES SAVINGS AND INVESTMENT (401K) PLAN (FORMERLY KNOWN AS THE JOHNSON CONTROLS AUTOMOTIVE EXPERIENCE PRODUCTION EMPLOYEES SAVINGS AND INVESTMENT 401(K) PLAN)

By:	/s/Simon Davis
Simon Davis

By:	/s/Brian J. Stief
Brian J. Stief

By:	/s/Judith A. Reinsdorf
Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Adient Production Employees Savings and Investment (401k) Plan (formerly known as the Johnson Controls Automotive Experience Production Employees Savings and Investment 401(K) Plan).

Pursuant to the requirements of the Securities Act of 1933, as amended, the Johnson Controls Employee Benefits Policy Committee, which administers the Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and the State of Wisconsin, on this 6th day of September, 2016.

AVANZAR INTERIOR TECHNOLOGIES, LTD. SAVINGS AND INVESTMENT (401K) PLAN

By:	/s/Simon Davis
Simon Davis

By:	/s/Brian J. Stief
Brian J. Stief

By:	/s/Judith A. Reinsdorf
Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Johnson Controls Employee Benefits Policy Committee, which administers the Bridgewater, LLC Savings and Investment (401k) Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and the State of Wisconsin, on this 6th day of September, 2016.

BRIDGEWATER, LLC SAVINGS AND INVESTMENT (401K) PLAN

By:	/s/Simon Davis
Simon Davis

By:	/s/Brian J. Stief
Brian J. Stief

By:	/s/Judith A. Reinsdorf
Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Bridgewater, LLC Savings and Investment (401k) Plan.

EXHIBIT INDEX

Exhibit No.	Exhibit

(4.1)

Amended and Restated Memorandum and Articles of Association of Johnson Controls International plc, adopted September 2, 2016 (incorporated herein by reference to Exhibit 3.1 to Johnson Controls International plc’s Current Report on Form 8-K filed with the Commission on September 6, 2016).

(5.1)*	Opinion of Arthur Cox.

(23.1)*	Consent of PricewaterhouseCoopers LLP.

(23.2)*	Consent of Deloitte & Touche LLP.

(23.3)*	Consent of Coleman & Williams, Ltd.

(23.4)*	Consent of Arthur Cox (contained in Exhibit (5)).

(24.1)*	Powers of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

* Filed herewith.